 Exhibit 21.1

Subsidiaries of Xcel Brands, Inc.

Name and Jurisdiction of Incorporation

  IM Brands, LLC, a Delaware limited liability company

  IMNY Store 1, LLC, a New York limited liability company

  IMNY Retail Management, LLC, a Delaware limited liability company

  IMNY Store – GA-1, LLC, a Delaware limited liability company

  IMNY e-store, USA, LLC, a Delaware limited liability company

  JR Licensing, LLC, a Delaware limited liability company

  H Licensing, LLC, a Delaware limited liability company

  C Wonder Licensing, LLC, a Delaware limited liability company